Exhibit 99.1

NextNav Announces Appointment of John Muleta to Board of Directors

Muleta Brings Extensive Spectrum Expertise, Including Several Leadership Roles within the Federal Communications Commission

McLean, VA., January 22, 2024 – NextNav (Nasdaq: NN) (“NextNav” or the “Company”) a leader in next generation positioning, navigation, and timing (PNT) and 3D geolocation, today announced the appointment of John Muleta to the company’s Board of Directors, effective January 18, 2024. Mr. Muleta has been appointed as a member of the Audit Committee of the Board. Following the appointment of Mr. Muleta, the Board is now comprised of seven directors.

“We are delighted to welcome John to the NextNav Board of Directors,” stated NextNav CEO Mariam Sorond. “John’s unparalleled expertise in the development and implementation of wireless policies, particularly in spectrum allocation and public safety, based on his career at the FCC, makes him a valuable addition to our board. His significant accomplishments in public service complement his track record in the private sector, where he has played pivotal roles in growing and scaling companies at the forefront of the wireless industry. We believe John’s knowledge and experience will be instrumental as we continue to advance our technologies in 3D geolocation and PNT solutions and resiliency, leveraging our spectrum.”

Currently serving as the CEO of ATELUM LLC, a technology transfer firm specializing in mobile and Internet services, and as the Managing Member of SNR Wireless, Mr. Muleta’s career spans the public and private sectors. Notably, he served as the Chief of the FCC’s Wireless Telecommunications Bureau, where he oversaw the development and implementation of spectrum policies, managed the FCC’s auction and licensing processes, and helped implement the Agency’s wireless E911 mandate. In the private sector, Mr. Muleta has an extensive track record of leadership and entrepreneurship. Further, he co-founded and served as CEO and board member of M2Z Networks, served as Chairman and CEO of Tellus Technology, and held the position of Senior Vice President for global infrastructure deployment at PSINet. Mr. Muleta has an undergraduate degree in Systems Engineering and a joint MBA/JD from the University of Virginia.

“I am enthusiastic about joining the NextNav team,” remarked Mr. Muleta. “NextNav is a rapidly growing company with a well-established and advanced technology platform, and I am looking forward to helping the company solidify and grow its leadership position in the 3D PNT industry.”

About NextNav Inc.

NextNav Inc. (Nasdaq: NN) is a leader in next generation GPS, enabling a whole new ecosystem of applications and services that rely upon vertical location and resilient geolocation technology. The company’s Pinnacle network delivers highly accurate vertical positioning to transform location services, reflecting the 3D world around us and supporting innovative, new capabilities. NextNav’s TerraPoiNT network delivers accurate, reliable, and resilient 3D positioning, navigation and timing (PNT) services to support critical infrastructure and other GPS-reliant systems in the absence or failure of GPS.

For more information, please visit https://nextnav.com/ or follow NextNav on Twitter or LinkedIn.

Source: NN-FIN

Contacts:

Erica Bartsch

Sloane & Company

ebartsch@sloanepr.com